Exhibit 99.2

Sachem Capital Corp. NYSEAM:SACH

FQ4 2024 Earnings Call Transcripts

Thursday, March 27, 2025 12:00 PM GMT

S&P Global Market Intelligence Estimates

	-FQ4 2024-			-FQ1 2025-	-FY 2024-			-FY 2025-
	CONSENSUS	ACTUAL	SURPRISE	CONSENSUS	CONSENSUS	ACTUAL	SURPRISE	CONSENSUS
EPS (GAAP)	(0.47)	(0.79)	NM	0.03	(0.60)	(0.93)	NM	0.17
Revenue (mm)	14.49	10.76	(25.67%)	14.84	61.21	57.50	(6.06%)	58.04

Currency: USD

Consensus as of Jan-31-2025 6:16 AM GMT

	- EPS (GAAP) -
	CONSENSUS	ACTUAL	SURPRISE
FQ1 2024	0.11	0.08	(27.27%)

FQ2 2024	0.12	(0.09)	NM

FQ3 2024	0.10	(0.13)	NM

FQ4 2024	(0.47)	(0.79)	NM

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Contents

Table of Contents

Call Participants	3

Presentation	4

Question and Answer	8

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SACHEM CAPITAL CORP. FQ4 2024 EARNINGS CALL MAR 27, 2025

Call Participants

 EXECUTIVES

Jeffery C. Walraven

Interim CFO & Independent Director

John L. Villano

Chairman, CEO & President

ANALYSTS

Christopher Muller

Citizens JMP Securities, LLC, Research

Division

Gaurav Mehta

Alliance Global Partners, Research

Division

ATTENDEES

Stephen C. Swett

ICR Inc.

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SACHEM CAPITAL CORP. FQ4 2024 EARNINGS CALL MAR 27, 2025

Presentation

Operator

Greetings, and welcome to the Sachem Capital Corp. Fourth Quarter 2024 Earnings Call. [Operator Instructions] As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Mr. Steve Swett, Investor Relations for Sachem Capital Corp. Thank you. You may begin.

Stephen C. Swett

ICR Inc.

Good morning, everyone, and thank you for joining Sachem Capital Corp.'s Full Year 2024 Conference Call. On the call from Sachem Capital today is Chief Executive Officer, John Villano, CPA; and Interim Chief Financial Officer, Jeff Walraven. This morning, the company announced its operating results for the year ended December 31, 2024, and its financial condition as of that date. The press release is posted on the company's website, www.sachemcapitalcorp.com.

As a reminder, remarks made on today's conference call may include forward-looking statements. Forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those discussed today. We do not undertake any obligation to update our forward-looking statements in light of new information or future events. For a more detailed discussion of the factors that may affect the company's results, please refer to our earnings release for this quarter and to our most recent SEC filings. During this call, the company will be discussing certain non-GAAP financial measures. More information about these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures are contained in our SEC filings.

With that, I'll turn the call over to John.

John L. Villano

Chairman, CEO & President

Thank you, and thanks to everyone for joining us today. The theme of our call today is past, present and future. Let's start with the past. 2024 was a difficult year for the lending community, and Sachem was not immune to the dislocations within our industry. Restrictive bank lending policies, occupancy and valuation fears within the commercial real estate sector, interest rate uncertainty, coupled with higher completion costs for ongoing construction projects impacted our borrowers significantly. These challenges increased uncertainty around project completions, making it difficult for borrowers to secure takeout or long-term financing.

To provide additional perspective of these challenges. Our nonperforming loan book grew year-over-year by $18.3 million net to $102.9 million, and we foreclosed or took a deed in lieu converting loans to real estate owned by approximately $25.6 million gross or $14.6 million net. We also incurred approximately $53.8 million noncash losses from CECL, valuation allowances and realized losses on loan sales. We took proactive actions in 2024 as we remove nonperforming loans as well as weaker troubled borrowers from our loan portfolio. But importantly, these actions enabled us to stabilize our portfolio and position Sachem for future opportunities.

I want to provide some additional context on these challenged development loans. First, most are from 2021 and 2022 vintages that were underwritten in a near historic low interest rate environment marked by relatively no inflation. As work progressed on these projects, COVID-related labor and material cost inflation jumped drastically, impacting construction costs, which coupled with higher interest rates made our borrowers' ability to refinance an impossibility. These construction loans were a significant part of our nonperforming loan portfolio in 2024. These loans have largely been worked through and our confidence in our remaining book of net assets is very high.

During the fourth quarter, we closed on a $56 million UPB sale of nonperforming loans, receiving $36.1 million in cash proceeds. While these nonperforming assets were properly collateralized, we needed to sell the loans to pay off our notes due December 2024. We also utilized proceeds to begin to recycle stagnant capital and to lower some of the earnings drag associated with these loans. This decision positioned us to be able to renew our search for accretive financing sources to restart the growth of our business. We believe this sale was the most direct path to stabilize our portfolio and start the process to grow our dividend as we look ahead.

At year-end 2024, loans held in our investment portfolio included 157 loans with gross principal value of $377 million and a weighted average contractual interest rate of 12.53%. During the year, we had funded approximately $134 million in loans, modifications and extensions. Our portfolio is diversified across 14 states and the District of Columbia and over 56% of our principal balance is in residential real estate.

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SACHEM CAPITAL CORP. FQ4 2024 EARNINGS CALL MAR 27, 2025

Let's move on to the present. These strategic steps I just shared, although painful, have put many of our challenges behind us, and our portfolio of assets is now significantly stabilized. Additionally, over the past couple of years, we have successfully diversified our business model and resulting cash flows. An important part of our diversification is Urbane New Haven, which strengthens our expertise in real estate development and construction services. Urbane oversees construction loan servicing, asset management and our investments held in real estate. Urbane has continued to be a critical part of our efforts to enhance our underwriting guidelines and our construction service policies and procedures.

As we move forward, we will selectively build a pipeline of development projects whereby completion risk is minimized, market rate earnings are captured and Sachem can benefit from asset appreciation should any occur. We currently have 4 Urbane real estate development projects underway, 1 in Westport, Connecticut and 3 in Coconut Grove, Florida.

One notable example of these projects is our Watermark project in Westport, Connecticut. Watermark is a 15-acre parcel on which we are renovating a 50,000 square foot office building and plan to build 10 luxury residential homes on the site. The office component is already 50% pre-leased with an expected completion date in the first half of 2025. The sale of the residential component of this project will significantly reduce our investment in the overall project and our existing tenant is well known, financially stable and paying a market rate of approximately $1.4 million annually on a 10-year straight-line recognition basis.

Lastly, we expect Urbane to contribute to consolidated earnings as all of our in-process construction loans pay us a construction service fee of 1% to 2% of construction costs. This income is expected to increase when we return to a more robust lending environment.

We have also continued to grow our previously established partnership with Shem Creek Capital, a commercial real estate finance platform that provides debt capital solutions to multifamily, workforce housing and industrial real estate owners with a portfolio diversified across the Northeastern United States. This investment aligns with our belief in multifamily housing as a strong credit product, especially in the current high-cost environment where producing new residential supply is challenging.

At year-end 2024, we had invested an aggregate of $48.9 million in 28 projects managed by Shem Creek through 6 SPE funds. In 2024, these multifamily investments generated approximately $5.1 million in revenue, representing an attractive low-risk double-digit yield. Sachem also invested $2.5 million last year and subsequently in the first quarter of 2025, an additional $2.5 million into Shem Creek, bringing our ownership in the manager to 20%, further solidifying our desire to grow the Shem relationship.

Now let's move on to the future. We are pleased that we closed on the termination of our old and replace them with our new credit facility with Needham Bank, eliminating the previously disclosed loan covenant matter that existed on the Needham facility. This replacement facility is nearly identical to the previous credit facility and provides for up to $50 million of committed available liquidity for Sachem, subject to an assigned and pledged borrowing base at an attractive interest rate. We will continue to seek affordable capital to shift to a more offensive strategy. But until additional capital can be sourced, we must protect our liquidity, knowing this measure comes at a cost, potentially impacting near-term earnings.

That said, we will continue our pursuit of accretive capital that will allow us to compete for the best loans and engage with more experienced sponsors. We are confident in our financial position as we move through 2025. Our low leverage compared to our peers gives us stability during difficult times. Last year, Sachem retired 2 issuances of our unsecured unsubordinated notes totaling $58.3 million without having to issue any significant dilutive equity. Additionally, we reduced our other aggregate outstanding debt on lines of credit and repurchase agreements by $14.5 million.

Compressing our balance sheet is never without pain, but we felt this outcome was preferable than raising the wrong capital. At year-end 2024, our book value was $2.64 per share. We have stress tested our book value, and we believe most of the material losses and reserves of the past couple of years are largely behind us.

Regarding our $56.6 million in unsecured notes due September of 2025, we are confident that our current business assets, existing credit facilities and operations will generate enough cash to comfortably satisfy these notes when they become due. These notes will be satisfied from cash on hand, liquidity from our Needham facility and ongoing portfolio cash flows from our business. If we are able to source additional cost-effective capital earlier, our road to recovery and portfolio growth will occur sooner. We expect to continue to resolve our REO and nonperforming loans. However, we will focus on one-off sales to maximize value rather than a portfolio sale to achieve the best outcome for our shareholders.

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SACHEM CAPITAL CORP. FQ4 2024 EARNINGS CALL MAR 27, 2025

For an important reference point, though, we would note that during 2024, we did successfully resolve $25.1 million of net UPB and fees for $31.1 million in cash collected. On the same point, prior to finalizing our fourth quarter loan sale efforts, we did pull about $10.9 million in assets from the loan sale pool as we saw other near-term avenues to maximize principal recovery through individual sales rather than discounted wholesale sales. We have appropriately reserved these loans and expect to recycle the stagnant capital during 2025. The conversion of our REO and NPLs to cash are instantly accretive to cash flow and earnings per share.

I will now turn the call over to Jeff to discuss our 2024 financial results in more detail.

Jeffery C. Walraven

Interim CFO & Independent Director

Thank you, John. Let me start by summarizing our consolidated numbers with a view from the top. I'll start with the results from our 2024 annual statement of operations. Revenue totaled $57.5 million, including $43.2 million in interest income, $8.6 million in fees from loans and $5.2 million from our LLC partnership investments. Operating and other costs totaled $97.1 million, including $15.5 million in G&A expenses, inclusive of compensation and benefits, which was outsized by approximately $2 million in onetime professional fees, $27.8 million in debt service interest costs, $32 million in unrealized losses from aggregate CECL general and specific reserves and valuation allowances and lastly, $22 million of realized losses from the fourth quarter loan sale. Net, this resulted in GAAP net loss of $39.6 million. And after payment of the Series A preferred stock dividends of $4.3 million, a bottom line of net loss available to common shareholders of $43.9 million for the year.

I'll take a minute and highlight here that adjusting on a pro forma basis, the $39.6 million net loss for the $54 million of total noncash unrealized and realized loan portfolio losses taken in '24, we would otherwise be reflecting $14.4 million of GAAP net income as compared to the same adjusted number for 2023 of $21.5 million. This adjusted net income view is further validated and supported when you consider our 2024 cash flows present net cash provided by operating activities of $12.8 million.

I'll move on to covering our 2024 year-end balance sheet. Total assets were $492 million, consisting of $19.5 million in cash and investments, $466.2 million in mortgage loan and real estate assets and $6.3 million of other assets. Total liabilities were $310 million, consisting of $301 million of aggregate outstanding debt and $9 million of other liabilities. Total shareholders' net equity was $182 million with a book value of common share of $2.64 adjusted for the preferred share liquidation value.

Now let me hit the cash flow highlights. As mentioned earlier, we did generate cash provided by operating activities of $12.8 million. And as previously mentioned, the primary reconciling impact from the net loss of the $39.6 million is the $54 million in recorded noncash loss adjustments. Otherwise, all other operating changes were status quo in nature.

On investing activities, we generated net cash provided by such activities of $80.1 million. The primary factors of this result were the net aggregate proceeds from purchase and sale of investment securities during the year of $36 million, net aggregate proceeds of all loan portfolio activities of $59 million and a net aggregate additional investments made into LLC partnerships of $11 million .

On financing activities, we ultimately used net cash of $87.5 million. The primary factors of this net usage was net debt repayments of $73 million over the year and aggregate cash paid in dividends for the year of $21 million. That included $5 million of accrued dividends at the prior 2023 year-end.

Now as John and I have both mentioned, our book value available to common shareholders at the end of '24 was $124 million or $2.64 per share as compared to the prior year of $179 million or $3.83 per share. This is a change of year-over-year in book value of $1.19. Now the reconciliation of that change in book value is primarily as follows: $54 million or $1.15 per share reduction in book value related to the noncash unrealized and realized losses that are included in operating results. $11.4 million or $0.24 per share reduction in book value related to cash dividends paid to the common shareholders in 2024 and then $10.1 million or a $0.22 per share increase in book value, looking at the pro forma adjusted net income adjusted for the losses available to common shareholders of $14.4 million.

Now still to provide a little more color on book value from asset common size point of view, our book value is supported by 4% of cash and investments in marketable securities, about 57.9% by our performing loan book and its related receivables and about 16.8% on our nonperforming loans. So in aggregate, 74.7% by our total active loan book on a net basis. about 13.8% by our investments in LLC partnerships and investments in real estate, about 6% by our aggregate loans held for sale and REO. And lastly, the remainder is 1.5% in PP&E and other assets.

With the broader lending market maintaining its status quo, we expect our new origination pipeline to remain robust beyond what we have the capacity to meet within our existing capital constraints, and we will stay highly selective due to the current capital markets environment. As a result, our primary focus will continue to be on single-family and multifamily residential assets in growing markets where the market's metrics remain favorable.

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SACHEM CAPITAL CORP. FQ4 2024 EARNINGS CALL MAR 27, 2025

I want to focus on and reiterate a few key points regarding 2024. Notwithstanding the change in net revenue and the net loss attributable to common shareholders for the year, again, we reported net positive cash flow from ops of $12.8 million for the year. We continue to pay common and preferred dividends. We raised an aggregate of $7.8 million of additional capital from the sale of common shares of Series A preferred stock through our at-the-market offering early on this year. We then funded $134.3 million of mortgage loans, including loan modifications and construction draws net of construction holdback. We maintained our leverage ratio, thereby mitigating the risks should economic conditions deteriorate, where at December 31, 2024, our capital structure was 62% debt and 38% equity compared to 60.4% debt and 39.6% equity at December 31, '23.

We maintained our strategy to fund larger loans than we have in the past that are secured by what we believe are higher-quality properties and that are being developed by borrowers that we deem to be more stable and successful. We believe the migration to these larger loans and better capitalized sponsors will reduce future problem loans. We also continue to enhance our underwriting guidelines to strengthen our documentation and our collateral position on each of our loans.

Closing out my comments here, as discussed in prior quarters, our Board regularly evaluates our dividend distribution policy on an ongoing basis, balancing our operational performance, federal tax requirements and the importance of maintaining our long -term financial flexibility. Reminding here that on March 6, 2025, the Board declared a quarterly common dividend of $0.05 per share for shareholders of record as of March 17, 2025, payable on March 31, 2025.

Going forward, it is anticipated that the company will align the timing of our future common dividend declarations to be in the same timing cadence as our Series A preferred stock dividend payments, meaning each respective quarter, both common and preferred dividend activity will occur in March, June, September and December.

I'll now turn the call back to John for closing comments.

John L. Villano

Chairman, CEO & President

Thanks, Jeff. As I wrap up our prepared comments, I would like to reiterate important points during our call today as they relate to Sachem moving forward in 2025.

First, we now have a stabilized portfolio, and we are well positioned for future opportunities. Our business is diversified with 3 verticals: our everyday lending business, a multifamily workforce specialization through Shem Creek, and an in-house construction expertise supplementing our construction loan business and development opportunities. Our partnerships work together to strengthen our business as a whole, providing cash flow stability, potential growth opportunities and ultimately a stabilized portfolio with diversified cash flow streams.

We are confident our current business operations will generate enough cash flow to satisfy our September notes when they come due. Our current lending approach, which encompasses protection of liquidity and strict loan selection will continue to impact earnings until we secure cost-efficient capital and a tight funding environment begins to ease.

Furthermore, without new loan originations, our origination fee income will continue to be negatively affected. We have extensive expertise navigating different investment and capital markets environments and our underwriting and management teams are experienced and cycle-tested with post-COVID loan originations performing well with 113 loans totaling $192.4 million in new loan originations and only $2.2 million in default status, representing approximately 1% of new originations.

And lastly, our pipeline of potential opportunities remains robust even as we continue to be prudent with capital deployment. We are excited to reposition Sachem as a market leader in small balance real estate finance. While we expect additional challenges to emerge in our industry, we look forward to refilling our loan pipeline and funding accretive projects. While it will take time, we expect to grow book value and raise our dividend as we work to reward our shareholders.

Thank you, and we will now open the call to questions from our analysts.

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SACHEM CAPITAL CORP. FQ4 2024 EARNINGS CALL MAR 27, 2025

Question and Answer

Operator

[Operator Instructions] Our first question comes from the line of Gaurav Mehta with Alliance Global Partners.

Gaurav Mehta

Alliance Global Partners, Research Division

I wanted to ask, I'm not sure if I missed this in the call. Can you remind us what's the balance for the loans in nonaccrual and foreclosure status as of 4Q?

John L. Villano

Chairman, CEO & President

Okay. What I'll do here is nonperforming loans are approximately $100 million as of December 31. We are making inroads with respect to the nonperforming. However, Gaurav, it does take time. We have been able to resolve a significant portion of our NPLs during 2024 where we resolved $25.1 million of unpaid principal for $31.1 million in cash. So our nonperforming are still elevated. They are being worked on. They are coming down. The process is working. And with respect to our existing NPL balance, we have a significant loan in Florida that is the majority part of that.

And I will be happy to explain further. But what I will do now is I will ask Jeff Walraven, our interim CFO, to provide a little more color on the NPLs, and then I'll dig into our Florida asset.

Jeffery C. Walraven

Interim CFO & Independent Director

Yes. Thanks, John. As John mentioned, the $102.9 million is the total NPLs in the active loan book as of 12/31/24. And relative, I think, Gaurav, you asked specifically about foreclosures. The -- on a UPB basis of the $102.9 million is $36.3 million is nonperforming in the foreclosure process. On a net basis, when you look at the allowance, right, if you look on our balance sheet, there's approximately an $18.5 million total reserves against the active loan book. Approximately $6.1 million of that is specific to nonperforming and foreclosure assets.

John L. Villano

Chairman, CEO & President

Thank you, Jeff. And further discussion is warranted with respect to our significant Florida asset in Naples, Florida. And not -- I don't want to get off track here, Gaurav, but I think this provides a little bit of additional color for our group here.

So we have a project in Naples, Florida. Sachem Capital has invested approximately $50 million in 2 parcels of property in downtown Naples. Currently, the project is in process. There are -- there have been 4 completed units. One has been recently sold, the building is permitted and being marketed for sale. We expect to receive in the vicinity of $20 million net from the sale of the remaining 3 units. The -- an additional parcel just adjacent to that is permitted for 4 units. We feel that there's a land value there between $10 million and $12 million perhaps a little bit more based on the selling prices of the current North building.

In addition, we also have a piece of property on the waterfront that is going through final permitting. We believe the value of that property is $25 million, give or take. There have been some interested parties according to our borrower, and there is a possibility that, that asset may be sold.

This project has had a bumpy past. Some clarity needs to be spoken here. First and foremost, there were significant permitting issues with respect to the city of Naples and the architecture and design of the building, causing significant delay problems. The property has gone through 2 hurricanes. We are also concerned with general contractor performance and also the performance of our borrower. The project has taken way too long to get to where it is now today. And needless to say, time is money. In addition, there are former partners of the borrower that have impacted the property by ongoing delays and legal costs, where our borrower is forced to, in effect, reside in bankruptcy court in order to fend off the second mortgage. Needless to say, all of these delays have hindered the eventual sale of the properties.

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SACHEM CAPITAL CORP. FQ4 2024 EARNINGS CALL MAR 27, 2025

Currently, a unit has been sold. We received $5.3 million, maybe $5.5 million a well-known individual, a significant individual with knowledge of real estate was the buyer. So we're optimistic that the rest of these units can be sold and this project can begin to move on. So in any case, it's been a troubled past.

I will say that initially, our initial investment into that project was $20 million for really the 3 parcels. Sachem has earned approximately $14 million in interest and fees over the term of this project. And when you look at our NPLs historically and company-wide. This loan is a 2021 loan. It's a COVID issue, just like our -- the stuff that was sold in our loan sale. We had accelerated construction costs. We had permitting. We had slowness of delays in completion. So if there's a perfect storm, Gaurav, this is it. So we are optimistic. We are not accruing income on the loan, which is impacting earnings. And that's around $450,000 a month. So it hurts.

But I do think we're getting to a point where this thing could start to turn over and get some of our capital back. It has taken too long. And when you're dealing with expensive money, as we've all talked about before, delays are extremely painful and debilitating to project success.

Jeff, any further comments on our Naples asset?

Jeffery C. Walraven

Interim CFO & Independent Director

No, I think you covered that one quite well at this point.

Gaurav Mehta

Alliance Global Partners, Research Division

That's great color. Maybe one more on the unfunded loan commitments. Can you remind us where that number stands and how much of that is expected to be funded this year?

John L. Villano

Chairman, CEO & President

Hang on, Jeffery, I'm going to -- I'll turn it over to you in a second. Gaurav, that number has been coming down because we're not lending as robustly as we have in the past. So in the past, it was north of $100 million. It is now mostly half of that. And Jeffery can give you the exact details of where we stand, and it is continuing to be reduced. Go ahead, Jeff.

Jeffery C. Walraven

Interim CFO & Independent Director

Yes. In total, Gaurav, we have approximately $49.9 million in unfunded commitments as of 12/31/24 on the basic loan lines. We also do have approximately $4 million, $4.5 million of unfunded commitments relative to our -- the investments in partnerships and stuff that we are doing with Shem Creek. And so in total, about $54 million in unfunded commitments when you kind of spread that out as far as when that would occur, it's really almost ratably over the year and even bleeds over a little bit into first quarter '26 as far as intended unfunded commitments at this point.

Operator

[Operator Instructions] Our next question comes from the line of Chris Muller with Citizens.

Christopher Muller

Citizens JMP Securities, LLC, Research Division

So I wanted to ask about the loan sales. Can you guys give us some specifics on how many loans were sold and what the average percent of par was that you sold them at? And I think I just missed some of the numbers that John gave in his remarks. And then just a follow-up on that. Is the market for loan sales pretty active? Are you guys having to do a lot of work to find buyers out there for some of these loans?

John L. Villano

Chairman, CEO & President

Chris, I'll give you the basics, and Jeff will give you the nuts and bolts of what happened. So first and foremost, entering into a note sale arrangement not only is it difficult, it's certainly not fun. Positive outcomes are hard to get. And in our loan sale because we had the December unsecured notes maturing and really, in our face, we were selling properties with 100% of fair value in the 70% range. And boy, that's not fun. That is not fun at all.

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SACHEM CAPITAL CORP. FQ4 2024 EARNINGS CALL MAR 27, 2025

So the process is difficult. It is lengthy. There is constant retrading of commitments. And hopefully, it's not something we have to do in the near future, right? But anyway, Jeff, if you'd like to give the details on the note sale, feel free.

Jeffery C. Walraven

Interim CFO & Independent Director

Yes. So Chris, the total UPB in the loan sale was $55.8 million, and that comprised of 32 loans in total. When you kind of spread across the, I'll call it, the net realization, that average realization before dealing with, call it, charge-offs relative to just what was remaining fees and then the cost of the sale itself was around 68% net-net-net relative to the math that we are publishing of $55.8 million UPB for approximately $36 million in total proceeds is about 65% rounded net realization on those loan sales.

Now I think you asked about -- I mean, from a -- there was, I believe, I was not here during the actual portion of that sale. That sale was completed before I stepped into the role. There was decent and robust activity on it. And it was run by a group mission that's part of Marcus & Millichap. They were very professional about it. There was a good bit of activity.

We are not, at the moment, pursuing that avenue any further as far as any kind of a bulk portfolio sale or group sales. The remaining assets on the balance sheet, you would see we have loans for sale on a net basis of $10.1 million. Those are net of a valuation allowance that we've taken so far of $4.9 million. There's -- that's a small number of loans that are in that, but we are not marketing that as a package. We are handling that ourselves on individual interactions with interested parties. And quite honestly, we are getting inbound -- direct inbound inquiries as to whether we have interest in what we may be willing to sell.

But right now, those assets that we have are the ones that we have officially classified as loan for sale and are taking conversations on. Is that helpful, Chris?

Christopher Muller

Citizens JMP Securities, LLC, Research Division

Very helpful. And then I see the held-for-sale loans and then the pickup in REO. So do you guys have any expectation on the timing of sales of the REO or those held-for-sale loans? And does getting those sold sooner allow you to start new lending sooner? Or do you want to get new financing in place before you start picking up on new lending?

John L. Villano

Chairman, CEO & President

So Chris, here's -- I'm actually flipping some papers here. So yes, we had a large increase in the REO. What you're going to see out of this, it's around $18.5 million. What you're going to see here are these things starting to fall off the books relatively quickly. The issue here is getting [ title ] and then being able to do some form of diligence on the asset. So we had this pile of loans come in, these assets come in, and we're working through them.

In any case, what we're finding is there are buyers out there, and there are buyers at reasonable prices. These properties do have value. And at some point, we will realize a significant portion of our invested capital. It's just an unbelievably slow process, but at least now we have the control as opposed to trying to get the control from our borrowers.

Yes. So I think overall, we're going to start seeing this start to wind down. We've got some very interesting projects here within our REO that could, in fact, turn into equity participations with significant developers, and we're quite excited about that. It's a project that is really being spearheaded by our Urbane group. So we're excited to clear out some of these things. And these things may turn into profit centers at some point.

Operator

Ladies and gentlemen, that concludes our question-and-answer session. I'll turn the floor back to Mr. Villano for any final comments.

John L. Villano

Chairman, CEO & President

Thank you all for joining us today. Please stay in touch. Any questions or further comments on our K or our discussion here today, feel free to e-mail the company. We will get back to you. We are happy to discuss where we are, where we're going forward, and thank you for staying with us. Thanks again.

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SACHEM CAPITAL CORP. FQ4 2024 EARNINGS CALL MAR 27, 2025

Operator

Thank you. This concludes today's conference call. You may disconnect your lines at this time. Thank you for your participation.

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SACHEM CAPITAL CORP. FQ4 2024 EARNINGS CALL MAR 27, 2025

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